Exhibit 10.16
Mallinckrodt Pharmaceuticals
2022 Stock and Incentive Plan

Terms and Conditions
of
Restricted Unit Award
[____] Director Grant

RESTRICTED UNIT AWARD granted on [____] (the “Grant Date”) to [___] (“you”) pursuant to Section 4.6 of the Mallinckrodt Pharmaceuticals 2022 Stock and Incentive Plan (as amended and restated from time to time, the “Plan”).
1.Grant of Restricted Units. Mallinckrodt plc (the “Company”) has granted to you [___] Restricted Units, subject to the provisions of these Terms and Conditions and the Plan. These Terms and Conditions shall constitute the Award Certificate referred to in the Plan. The Company will hold the Restricted Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled.
2.Amount and Form of Payment. Each Restricted Unit represents one (1) Ordinary Share (a “Share”) and vested Restricted Units will be redeemed in Shares or in cash as set forth in Section 5.
3.Dividends. Each unvested Restricted Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on a Share. DEUs will be calculated at the same dividend rate paid to other holders of Shares and will vest in accordance with the vesting schedule applicable to the underlying Restricted Units.
4.Vesting.
(a) Subject to Sections 4(b) and 4(c) hereof, the Restricted Units will become vested as follows, subject to your continued service as a Director through each such vesting date:
[Vesting schedule to be inserted.]
(b) Notwithstanding Section 4(a), (i) all unvested Restricted Units will become vested as of the date of your Termination of Directorship by the Company other than for Cause, (ii) all unvested Restricted Units will become vested as of the date of your Termination of Directorship due to your death or Disability, (iii) all unvested Restricted Units will become vested immediately prior to the consummation of a Change in Control, subject to your continued service to the Company through the date of such Change in Control, and (iv) the Governance and Compliance Committee may, in its sole discretion, accelerate the vesting of Restricted Units at any time.
(c) Except as set forth in Section 4(b), all unvested Restricted Units shall be immediately and automatically forfeited upon your Termination of Directorship for any reason.
5.Settlement of Award. Subject to Sections 10 and 17 hereof, Restricted Units that vest pursuant to Section 4 (including attributable DEUs) shall be delivered or paid to you within ten (10) days following the applicable vesting date as follows: (a) 50% of the Restricted Units (including attributable DEUs) that vested on the applicable vesting date shall be settled in Shares, and (b) you will receive a cash payment equal to the Fair Market Value of 50% of the Restricted Units (including attributable DEUs) that vested on the applicable vesting date.
6.United States Tax Treatment. Under United States tax law, the value of any Shares delivered or payments made to you under this Award is includable in your gross income, for federal and state income tax and for self-employment tax purposes, in the year in which such Shares are delivered or payment is made. Solely with respect to United States taxes, the Company will not withhold any amount in connection with the settlement of this Award or pay any taxes associated with such settlement to the United States Internal Revenue Service. You acknowledge and agree that you are responsible for the United States tax consequences associated with this Award, including upon the delivery of Shares hereunder.
7.Withholding for Irish Taxes. Some or all of the value of any Shares delivered to you under this Award may be includable in your gross income for Irish tax purposes. The Company has the right, prior to the issuance or delivery of any Shares subject to this Award, to withhold from you or require that you pay in cash the amount necessary to satisfy any Irish tax withholding requirements (including income tax, universal social charge, pay related social insurance and any other statutory levies or charges), as determined by the Company. By accepting

Exhibit 10.16
this Award, you authorize the Company to satisfy any such tax withholding requirements by: (i) withholding from your annual cash retainer payments payable by the Company for your service as a Director; (ii) withholding Shares subject to this Award upon the vesting date; (iii) the redemption by the Company at Fair Market Value of Shares due to you following the vesting of Shares subject to this Award; or (iv) a combination of (i), (ii) or (iii) above or any other method consistent with the Plan and applicable law. Furthermore, if the Shares subject to this Award vest under circumstances where they have not otherwise been fully paid-up in accordance with the requirements of applicable law, the Company may require you to pay the par value of each Share which vests hereunder at the time of such vesting. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, or obtain payment of the par value of each Share that vests hereunder, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company all amounts necessary to satisfy applicable tax requirements or the requirement that Shares be issued on a fully paid-up basis and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award, or the proceeds from the sale of such Shares, if you do not comply with such obligations.
8.Transfer of Award. You may not transfer this Award or any interest in Restricted Units except by will or the laws of descent and distribution. Any other attempt to transfer this Award or any interest in Restricted Units is null and void.
9.Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Governance and Compliance Committee shall adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Governance and Compliance Committee will be binding on all persons.
10.Restrictions on Payment of Shares. Payment of Shares for Restricted Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:
a.The Shares covered by this Award will be duly listed, upon official notice of issuance, on the New York Stock Exchange; and
a.A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.
The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by the Company’s legal counsel.
11.Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities. The Company has the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.
12.Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Restricted Units, including amounts awarded, unvested, or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, and social security number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to the Company’s accumulating, transferring and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. By accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you reside and to a country outside the European Economic Area (including the United States of America) where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as

Exhibit 10.16
are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting the Company’s Vice President and Corporate Secretary. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.
13.Plan Terms Govern. The vesting of Restricted Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Governance and Compliance Committee prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the Grant Date.
14.Entire Agreement and Amendment. These Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Governance and Compliance Committee in writing and pursuant to the terms of the Plan.
15.Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
16.Governing Law. This Award and these Terms and Conditions are governed by the law of Ireland and shall be construed accordingly; provided, however, that, to the extent that any provisions of Irish employment law are relevant, such provisions shall only apply to an individual who has entered into a contract of employment with the Company or any of its Irish subsidiaries.
17.Code Section 409A and 457A Compliance. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event that all or a portion of this Award becomes subject to Code Section 409A or Code Section 457A, the provisions contained in Sections 7.11 or 7.12, respectively, of the Plan shall govern and shall supersede any applicable provision of these Terms and Conditions. For purposes of this Award, any references in such sections to Termination of Employment shall be deemed to be references to Termination of Directorship.
18.Acceptance. By accepting this Award, you agree to the following:
(i) You have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and
(ii) You understand and agree that the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.
You will be deemed to consent to the application of all of the terms and conditions set forth in the Plan and these Terms and Conditions unless you contact Mallinckrodt plc, c/o Chief Legal Officer and Corporate Secretary, 53 Frontage Road, Suite 300, Hampton, New Jersey 08827, USA in writing within thirty (30) days of receiving the grant package. Receipt by the Company of your non-consent will nullify this Award unless otherwise agreed to in writing by you and the Company.